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As filed with the Securities and Exchange Commission on August 3, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DEPOMED, INC.
(Exact name of Registrant as specified in its charter)

California	94-3229046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1360 O'Brien Drive, Menlo Park, California 94025  (650) 462-5900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John W. Fara, Ph.D.
Chairman, President and Chief Executive Officer
1360 O'Brien Drive, Menlo Park, California 94025  (650) 462-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen C. Ferruolo, Esq.
Heller Ehrman White & McAuliffe LLP
4250 Executive Square, 7th Floor
La Jolla, California 92037
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

Approximate date of commencement of proposed sale to the public:
 From time to time as soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	4,581,552	$5.515	$25,267,259.28	$6,316.82

(1)
In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Registrant's Common Stock on the American Stock Exchange on July 31, 2001.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2001

Prospectus

DEPOMED, INC.

2,908,922 Shares of Common Stock

1,672,630 Shares of Common Stock Issuable Upon Exercise of Warrants

    This prospectus may be used only in connection with the resale, from time to time, of up to 4,581,552 shares of our common stock, no par value, by the selling shareholders. 1,672,630 of the shares are issuable upon exercise of warrants to purchase common stock. Information on the selling shareholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any proceeds from the sale of these shares by the selling shareholders under this prospectus. We will receive proceeds upon cash exercise of the warrants to purchase common stock underlying some of the shares offered by the selling shareholders.

    Our address is 1360 O'Brien Drive, Menlo Park, California 94025, and our telephone number is (650) 462-5900.

    Our common stock trades on the American Stock Exchange under the symbol "DMI" and the common stock purchase warrants issued in connection with our initial public offering trade on the American Stock Exchange under the symbol "DMI/WS". On August 2, 2001, the closing price for our common stock, as reported on the American Stock Exchange, was $5.64 per share and the closing price for our common stock purchase warrants was $1.05.

    Beginning on page 3, we have listed a number of "Risk Factors" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    In this prospectus, "DepoMed," the "company," the "Registrant," "we," "us" and "our" refer to DepoMed, Inc.

The date of this prospectus is                   , 2001

ABOUT THE COMPANY

Our Company

    We are a development stage company engaged in the development of new and proprietary oral drug delivery technologies. We have developed two types of oral drug delivery systems, the Gastric Retention System (the "GR System") and the Reduced Irritation System (the "RI System" and together, the "DepoMed Systems"). The GR System is designed to be retained in the stomach for an extended period of time while it delivers the incorporated drug or drugs, and the RI System is designed to reduce the gastrointestinal irritation that is a side effect of many orally administered drugs. In addition, the DepoMed Systems are designed to provide continuous, controlled delivery of an incorporated drug.

Our Products

    We intend to develop products utilizing the DepoMed Systems in collaboration with pharmaceutical and biotechnology companies from which we expect to receive license fees, research and development funding, milestone payments and royalties. We also intend to develop, either independently or jointly, proprietary products utilizing certain off-patent and over-the-counter ("OTC") drugs in the DepoMed Systems.

    In November 1999, we entered into a joint venture with Elan Corporation, plc, Elan Pharma International, Ltd. and Elan International Services, Ltd. (together "Elan") to develop products using drug delivery technologies and the expertise of both companies. This joint venture, DepoMed Development, Ltd. ("DDL"), a Bermuda limited liability company, is initially owned 80.1% by DepoMed and 19.9% by Elan. DDL funds its research through capital contributions from its partners based on the partners' ownership percentage. DDL subcontracts research and development efforts to DepoMed, Elan and others. DepoMed began subcontract development work for DDL in January 2000 and an undisclosed product entered Phase I clinical trials in December 2000. DDL has selected several candidates for a second compound for product development, and is conducting feasibility studies. DDL expects to make a final selection later in 2001.

    We also have in development Metformin GR™, a potential once-daily metformin product for the treatment of Type II diabetes. In January 2000, we completed a Phase I clinical trial of Metformin GR and, in July 2000, we completed a second Phase I clinical trial of Metformin GR. Both trials showed positive results, and in the third quarter of 2000 we initiated a Phase II clinical trial. Phase II clinical trial data indicated that our once-daily Metformin GR is bioequivalent to a twice-daily drug treatment program with Glucophage®, the Bristol-Myers Squibb ("BMS") immediate release metformin product. In June 2001, we commenced a Phase III clinical trial with Metformin GR. There can be no assurance that Phase III clinical trials will be successful or that regulatory approval for Metformin GR will be obtained. Our Metformin GR product will, if approved, be a competitor to BMS' Glucophage XR®, a once-daily dosage form of metformin that was approved for marketing in the United States in late 2000.

    In June 2000, we announced the initiation of a collaboration with AVI Biopharma, Inc. ("AVI") to investigate the feasibility of controlled oral delivery of AVI's proprietary NEUGENE antisense agents. In January 2001, we announced the successful completion of a clinical trial with our potential once-daily antibiotic GR formulation, Ciprofloxacin GR™. Our formulation was found to have comparable bioavailability and had a significantly extended blood plasma concentration profile compared with CIPRO®, Bayer Corporation's currently marketed ciprofloxacin HC1 immediate release product that is taken twice per day. We are planning to begin a Phase II clinical trial with Ciprofloxacin GR in the third quarter of 2001. We are also developing additional product candidates expected to benefit from incorporation into the DepoMed Systems, including a GR System formulation of an undisclosed cardiovascular drug. We will ultimately seek marketing partners to commercialize these products.

RISK FACTORS

    You should carefully consider the following risks and uncertainties before you invest in our common stock. Investing in our common stock involves risk. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also, "Special Note Regarding Forward-Looking Statements."

We are at an early stage of development and we expect operating losses in the future

    We are at an early stage of development. Accordingly, our business is subject to all of the business risks associated with a new enterprise, including:

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  uncertainties regarding product development;

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  risks related to collaborative partnering relationships;

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  lack of revenue and uncertainty regarding future revenues;

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  limited financial and personnel resources; and

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  lack of established credit facilities.

    As we expand our research and development efforts, we anticipate that we will continue to incur substantial operating losses for at least the next several years. Therefore, we expect our cumulative losses to increase. To date, we have had no revenues from product sales and only limited revenues from our collaborative research and development arrangements and feasibility studies. Our success will depend on commercial sales of products that generate significant revenues for us. We cannot predict whether we will be able to achieve commercial sales of any revenue-generating products.

We may not be able to develop a successful product

    Our research and development programs are at an early stage. In order for us to incorporate a pharmaceutical product into a DepoMed System, we would need to complete substantial additional research and development on an off-patent drug or a drug provided by a collaborative partner. Even if we are successful, the drug incorporated in the DepoMed System:

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  may not be offered for commercial sale; or

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  may prove to have undesirable or unintended side effects that prevent or limit its commercial use.

    Before we or others make commercial sales of products using the DepoMed Systems, we or our collaborative partners would need to:

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  conduct clinical tests showing that these products are safe and effective; and

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  obtain regulatory approval.

    Product development involves substantial financial investment. Successful commercial sales of any of these products require:

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  market acceptance;

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  cost-effective commercial scale production; and

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  reimbursement under private or governmental health plans.

    We will have to curtail, redirect or eliminate our product development programs if we or our collaborative partners find that:

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  the DepoMed Systems prove to have unintended or undesirable side effects; or

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  products which appear promising in preclinical studies do not demonstrate efficacy in larger scale clinical trials.

    These events could have a material adverse effect on the company.

Our quarterly operating results may fluctuate

    The following factors will affect our quarterly operating results and may result in a material adverse effect on the company:

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  variations in revenues obtained from collaborative agreements, including milestone payments, royalties, license fees and other contract revenues;

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  our success or failure in entering into further collaborative relationships;

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  decisions by collaborative partners to proceed or not to proceed with subsequent phases of the relationship or program;

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  the timing of any future product introductions by us or our collaborative partners;

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  market acceptance of the DepoMed Systems;

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  regulatory actions;

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  adoption of new technologies;

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  the introduction of new products by our competitors;

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  manufacturing costs and capabilities;

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  changes in government policy or funding; and

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  third-party reimbursement policies.

Most of our revenue is derived from our relationship with Elan and our strategy is dependent upon entering into additional collaborative relationships

    We have generated all of our revenues through collaborative arrangements with pharmaceutical and biotechnology companies. Currently, most of our revenues are derived from our joint venture with Elan. If our joint venture with Elan is terminated or fails to produce desired results, our revenues and results of operations will suffer.

    Our strategy to continue the research, development, clinical testing, manufacturing and commercial sale of products using the DepoMed Systems requires that we enter into additional collaborative arrangements. We may not be able to enter into future collaborative arrangements on acceptable terms, which would have a material adverse effect us. The success of the Elan joint venture and any additional collaborative arrangements requires that our collaborative partners:

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  perform their obligations as expected; and

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  devote sufficient resources to the development, clinical testing and marketing of products developed under collaborations.

    It is possible that Elan or our future collaborative partners may not:

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  continue to fund their particular projects;

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  perform their agreed-to obligations; or

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  choose to develop and make commercial sales of products using the DepoMed Systems.

    Any of the following events could have a material adverse effect on the company:

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  any parallel development by a collaborative partner of competitive technologies or products;

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  arrangements with collaborative partners that limit or preclude us from developing products or technologies;

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  premature termination of an agreement; or

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  failure by a collaborative partner to devote sufficient resources to the development, and commercial sales of products using the DepoMed Systems.

Disputes may arise from collaborative arrangements

    Collaborative agreements are generally complex and may contain provisions which give rise to disputes regarding the relative rights and obligations of the parties. Any such dispute could delay collaborative research, development or commercialization of potential products, or could lead to lengthy, expensive litigation or arbitration. In addition, the terms of our past and future collaborative partner agreements may limit or preclude us from developing products or technologies developed pursuant to such agreements.

    In July 1996, the company and Bristol-Myers Squibb ("BMS") entered into a letter agreement regarding a joint research project relating to the development of a product consisting of formulations of a BMS drug incorporated in the GR System (the "BMS Agreement"). After we completed our research under the BMS Agreement, BMS decided in early 1999 not to exercise its option to license the resulting product and to proceed instead with its own internally-developed product. The BMS Agreement by its terms prohibits us from exploiting any formulations of the BMS drug developed pursuant to the BMS Agreement or any proprietary information or invention relating solely to the BMS drug developed under the BMS Agreement.

    Independent of the BMS Agreement, we have developed a proprietary product, currently in clinical trials, incorporating the BMS drug (which is no longer covered by a U.S. patent) into the GR System. We believe that our development of this product does not contravene any of our obligations under the BMS Agreement. However, there can be no assurance that BMS will not assert that we have violated the terms of the BMS Agreement or dispute our sole ownership of any patent that relates to the product. If BMS were to make such an assertion, we could be subject to costly and time-consuming litigation, the outcome of which would be uncertain.

We may not be able to compete successfully in the pharmaceutical product and drug delivery system industries

    Competition in pharmaceutical product and drug delivery system industries is intense. We expect competition to increase. Competing technologies or products developed in the future may prove superior either generally or in particular market segments to the DepoMed Systems or products using the DepoMed Systems. These developments would make the DepoMed Systems or products using them noncompetitive or obsolete.

    All of our principal competitors have substantially greater financial, marketing, personnel and research and development resources than us. In addition, many of our potential collaborative partners have devoted, and continue to devote, significant resources to the development of their own drug delivery systems and technologies.

Failure to obtain regulatory approval could harm our business

    Numerous governmental authorities in the United States and other countries regulate our research and development activities and those of our collaborative partners. Governmental approval is required for all potential pharmaceutical products using the DepoMed Systems and the manufacture and marketing of products using the DepoMed Systems prior to the commercial use of those products. The regulatory process will take several years and require substantial funds. In addition, various forms of regulatory exclusivity (including generic drug exclusivity and pediatric exclusivity), which extend beyond patent protection, may delay market approval for products using the DepoMed Systems. If products using the DepoMed Systems do not receive the required regulatory approvals or if such approvals are delayed, our business would be materially adversely affected. There can be no assurance that the requisite regulatory approvals will be obtained without lengthy delays, if at all.

    In the United States, the United States Food and Drug Administration (the "FDA") rigorously regulates pharmaceutical products, including any drugs using the DepoMed Systems. If a company fails to comply with applicable requirements, the FDA or the courts may impose sanctions. These sanctions may include civil penalties, criminal prosecution of the company or its officers and employees, injunctions, product seizure or detention, product recalls, total or partial suspension of production. The FDA may withdraw approved applications or refuse to approve pending new drug applications, premarket approval applications, or supplements to approved applications.

    The company generally must conduct preclinical testing on laboratory animals of new pharmaceutical products prior to commencement of clinical studies involving human beings. These studies evaluate the potential efficacy and safety of the product. The company then submits the results of these studies to the FDA as part of an Investigational New Drug application ("IND"), which must become effective before beginning clinical testing in humans.

    Typically, human clinical evaluation involves a time-consuming and costly three-phase process:

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  In Phase I, the company conducts clinical trials with a small number of subjects to determine a drug's early safety profile and its pharmacokinetic pattern.

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  In Phase II, the company conducts clinical trials with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and further evidence of safety.

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  In Phase III, the company conducts large-scale, multi-center, comparative trials with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety vis-à-vis existing approved therapies, as required by the FDA prior to commercialization.

    The FDA closely monitors the progress of each phase of clinical testing. The FDA may, at its discretion, re-evaluate, alter, suspend or terminate testing based upon the data accumulated to that point and the FDA's assessment of the risk/benefit ratio to patients.

    The results of the preclinical and clinical testing are submitted to the FDA in the form of a New Drug application (an "NDA") for approval prior to commercialization. An NDA requires that our products are compliant with current Good Manufacturing Practice standards ("cGMP"). Failure to achieve or maintain cGMP standards for products using the DepoMed Systems would adversely impact their marketability. In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application. Failure to receive approval for any products using the DepoMed Systems would have a material adverse effect on the company.

    The FDA regulates not only prescription and over-the-counter drugs approved by NDAs, but also over-the-counter products that comply with monographs issued by the FDA. These monograph regulations include:

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  cGMP requirements;

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  general and specific over-the-counter labeling requirements (including warning statements);

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  advertising restrictions; and

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  requirements regarding the safety and suitability of inactive ingredients.

    In addition, the FDA may inspect over-the-counter products and manufacturing facilities. A failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties. If an over-the-counter product differs from the terms of a monograph, it will, in most cases, require FDA approval of an NDA for the product to be marketed.

    Foreign regulatory approval of a product must also be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country. The time required for approval may delay or prevent marketing in certain countries. In certain instances the company or its collaborative partners may seek approval to market and sell certain products outside of the United States before submitting an application for United States approval to the FDA. The clinical testing requirements and the time required to obtain foreign regulatory approvals may differ from that required for FDA approval. Although there is now a centralized European Union ("EU") approval mechanism in place, each EU country may nonetheless impose its own procedures and requirements. Many of these procedures and requirements are time-consuming and expensive. Some EU countries require price approval as part of the regulatory process. These constraints can cause substantial delays in obtaining required approval from both the FDA and foreign regulatory authorities after the relevant applications are filed, and approval in any single country may not meaningfully indicate that another country will approve the product.

We will depend on third parties for manufacturing, marketing and sales of products using the DepoMed Systems

    Although we are currently completing a pilot scale cGMP manufacturing facility which will enable us to manufacture products for clinical trials, we intend to use the facilities of our collaborative partners or those of contract manufacturers to manufacture commercial products using the DepoMed Systems. There may not be sufficient manufacturing capacity available to us when, if ever, we are ready to seek commercial sales of products using the DepoMed Systems. As a result, our dependence on third parties for the manufacture of products using the DepoMed Systems may adversely affect our ability to develop and deliver such products on a timely and competitive basis. In addition, we do not intend to establish sales and marketing capabilities but expect to rely on our collaborative partners or to enter into distributor arrangements to market and sell products using the DepoMed Systems. We may not be able to enter into manufacturing, marketing or sales agreements on reasonable commercial terms, or at all, with third parties. Failure to do so would have a material adverse effect on the company.

    Applicable cGMP requirements and other rules and regulations prescribed by foreign regulatory authorities will apply to the manufacture of products using the DepoMed Systems. We will depend on the manufacturers of products using the DepoMed Systems to comply with cGMP and applicable foreign standards. Any failure by a manufacturer of products using the DepoMed Systems to maintain cGMP or comply with applicable foreign standards could delay or prevent their commercial sale. This could have a material adverse effect on the company.

We may be unable to protect our intellectual property and we may be liable for infringing the intellectual property of others

    Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to file patent applications in the United States and foreign jurisdictions. We currently hold three issued United States patents and six United States patent applications are pending. Additionally, we are currently preparing a series of patent applications, representing our expanding technology, for filing in the United States. We have also applied for patents in numerous foreign countries. Some of those countries have granted our applications and other applications are still pending. No assurance can be given that our patent applications will be approved, or that any issued patents will provide competitive advantages for the DepoMed Systems or our technologies.

    With respect to already issued patents and any patents which may issue from our applications, there can be no assurance that claims allowed will be sufficient to protect our technologies. The United States maintains patent applications filed prior to November 29, 2000 in secrecy until a patent issues. As a result, we cannot be certain that others have not filed patent applications for technology covered by our pending applications or that we were the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that may block our patent rights or permit the competitors to compete without infringing on our patent rights. In addition, there can be no assurance that:

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  any patents issued us will not be challenged, invalidated or circumvented; or

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  the rights granted under the patents issued to us will provide proprietary protection or commercial advantage to us.

    We also rely on trade secrets and proprietary know-how. We seek to protect that information, in part, through entering into confidentiality agreements with employees, consultants, collaborative partners and others before such persons or entities have access to our proprietary trade secrets and know-how. These confidentiality agreements may not be effective in certain cases, due to, among other things, the lack of an adequate remedy for breach of an agreement or a finding that an agreement is unenforceable. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

    Our ability to develop our technologies and to make commercial sales of products using our technologies also depends on our not infringing others' patents. We are not aware of any claim of patent infringement against us. However, if claims concerning patents and proprietary technologies arise and are determined adversely to us, the claims could have a material adverse effect on us. Extensive litigation regarding patent and other intellectual property rights is common in the pharmaceutical industry. We may need to engage in litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights. There can be no assurance that our issued or licensed patents would be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to us, the diversion of our financial and managerial resources to such litigation could have a material adverse effect on us. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with our patent applications or those of other parties. Adverse determinations in litigation or interference proceedings could require us to seek licenses, which may not be available on commercially reasonable terms, or subject us to significant liabilities to third parties. These events could have a material adverse effect on us.

Our advisors have relationships with other entities

    Two groups (the Policy Advisory Board and Development Advisory Board) advise the company on business and scientific issues and future opportunities. Certain members of our Policy Advisory Board and Development Advisory Board work full-time for academic or research institutions. Others act as consultants to other companies. In addition, except for work performed specifically for and at the direction of the company, any inventions or processes discovered by such persons will be their own intellectual property or that of their institutions or other companies. Further, invention assignment agreements signed by such persons in connection with their relationships with the company may be subject to the rights of their primary employers or other third parties with whom they have consulting relationships. If we desire access to inventions which are not our property, we will have to obtain licenses to such inventions from these institutions or companies. We may not be able to obtain these licenses on commercially reasonable terms.

Reform of the healthcare industry may affect our business and the availability of healthcare reimbursement

    The government, medical professionals, third-party payors and the pharmaceutical industry are seeking ways to contain or reduce the cost of health care. Changes in the healthcare industry could impact our business, particularly to the extent that the company develops the DepoMed Systems for use in prescription drug applications.

    Certain foreign governments regulate pricing or profitability of prescription pharmaceuticals sold in their countries. There have been a number of federal and state proposals to implement similar government control in the United States, particularly with respect to Medicare payments. In addition, downward pressure on pharmaceutical pricing in the United States has increased due to an enhanced emphasis on managed care. We cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on our business. However, the announcement of such proposals or efforts could have a material adverse effect on our ability to raise capital. Further, the adoption of such proposals or efforts would have a material adverse effect on us and our partners.

    Sales of any products developed using the DepoMed Systems in domestic and foreign markets will depend in part on the availability of reimbursement from third-party payors, such as government health administration authorities and private health insurers. Third-party payors are increasingly challenging the price and cost-effectiveness of prescription pharmaceutical products. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Accordingly, products using the DepoMed Systems may not be eligible for third-party reimbursement at price levels sufficient for us or our collaborative partners to realize appropriate returns on our investments in the DepoMed Systems.

We could become subject to product liability litigation

    Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. Any such claims could have a material adverse effect on the company. We have obtained product liability insurance for clinical trials currently underway, but there can be no assurance that:

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  we will be able to obtain product liability insurance for future trials;

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  we will be able to maintain product liability insurance on acceptable terms;

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  we will be able to secure increased coverage if the commercialization of products using the DepoMed Systems proceeds; or

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  any insurance will provide adequate protection against potential liabilities.

We will need additional capital to support our operations, which may be unavailable or costly

    We anticipate that our existing capital resources, including the proceeds from the private placement of our common stock and warrants to purchase our common stock completed in June 2001, will permit us to meet our capital and operational requirements until December 2002. However, we base this expectation on our current operating plan that may change as a result of many factors. Accordingly, we could require additional funding sooner than anticipated. Our cash needs may also vary from our current expectations because of numerous factors, including:

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  results of research and development;

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  relationships with collaborative partners;

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  changes in the focus and direction of our research and development programs;

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  technological advances; and

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  results of clinical testing and the regulatory requirements of the FDA and comparable foreign regulatory agencies.

    We will need substantial funds to:

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  conduct research and development programs;

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  conduct preclinical and clinical testing; and

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  manufacture (or have manufactured) and market (or have marketed) potential products using the DepoMed Systems.

    Our existing capital resources may not be sufficient to fund our operations until such time as we are able to generate sufficient revenues to support our operations. We have limited credit facilities and no other committed source of capital. To the extent that our capital resources are insufficient to meet our future capital requirements, we will have to raise additional funds to continue our development programs. We may not be able to raise such additional capital on favorable terms, or at all. If we raise additional capital by selling our equity or convertible debt securities, the issuance of such securities could result in dilution of our shareholders' equity positions. If adequate funds are not available, we may have to:

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  curtail operations significantly; or

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  obtain funds through entering into collaboration agreements on unattractive terms.

    The inability to raise capital would have a material adverse effect on the company.

We are reliant on a continuous power supply to conduct business, and we are subject to disruption of operations and increase of expense from California's current energy crisis

    California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, California has on occasion implemented, and may in the future continue to implement, rolling blackouts throughout California. We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we may suffer as a result of any interruption in the company's power supply. If blackouts interrupt the company's power supply, we would be temporarily unable to continue operations at our facilities, which could substantially harm our business and results of operations.

    Furthermore, the regulatory changes affecting the energy industry instituted in 1996 by the California government has caused power prices to increase. Under the revised regulatory scheme, utilities were encouraged to sell their plants, which traditionally had produced most of California's power, to independent energy companies that were expected to compete aggressively on price. Instead, due in part to a shortage of supply, wholesale prices have increased dramatically over the past year. If wholesale prices continue to increase, our operating expenses will likely increase.

Business interruptions could harm our business

    Our operations are vulnerable to damage or interruption from computer viruses, human error, natural disasters, telecommunications failures, intentional acts of vandalism and similar events. In particular, our corporate headquarters are located in the San Francisco Bay area, which is known for seismic activity. We have not established a formal disaster recovery plan, and our back-up operations and our business interruption insurance may not be adequate to compensate us for losses that occur. A significant business interruption would result in losses or damages incurred by us and would harm our business.

We may not be able to attract and retain key employees

    Our success is dependent in large part upon the continued services of John W. Fara, the Chairman, President and Chief Executive Officer of the company, and other members of our executive management, and on our ability to attract and retain key management and operating personnel. We maintain key man life insurance on the life of Dr. Fara in the amount of $1,000,000. Management, scientific and operating personnel are in high demand and are often subject to competing offers. The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed may have a material adverse effect on the company.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "1933 Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "1934 Act"), including without limitation statements regarding DepoMed's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to DepoMed on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to DepoMed as of the date of such documents. DepoMed assumes no obligation to update any such forward-looking statements. DepoMed's actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth above under "Risk Factors" and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. In evaluating DepoMed's business, prospective investors should carefully consider the following factors in addition to the other information set forth in this prospectus and incorporated by reference herein.

USE OF PROCEEDS

    DepoMed will not receive any of the proceeds from the sale of the shares offered by this prospectus. The selling shareholders will receive all of the proceeds. We will receive proceeds upon cash exercise of the warrants to purchase common stock underlying some of the shares offered by the selling shareholders.

SELLING SHAREHOLDERS

    The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each selling shareholder as of July 27, 2001 and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided to us by the selling shareholders.

    For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares. Under the SEC rules, shares issuable upon the exercise of currently exercisable warrants are considered outstanding for purposes of calculating the percentage owned by a person, but not for purposes of calculating the percentage owned by any other person.

    As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement of which this prospectus is a part.

	Shares Beneficially Owned Prior to Offering (1)		Shares Subject to Currently Exercisable Warrants		Shares Beneficially Owned After the Offering (3)
Selling Shareholder:		Percent (2)		Shares Offered		Percent (2)
	Number		Number		Number
Joan F. Albrecht	17,802	*	5,934	17,802	—	—
Robert M. Alper	17,802	*	5,934	17,802	—	—
Banque Syz and Co.	10,680	*	3,560	10,680	—	—
Stephen Bragin	17,802	*	5,934	17,802	—	—
Yvonne Briggs	8,130	*	8,130	8,130	—	—
Caduceus Private Investments, LP	2,239,387	18.6	513,108	489,450	1,749,937	14.7
Frank Kee Colen	49,064	*	31,260	49,064	—	—
Charles Conroy	17,802	*	5,934	17,802	—	—
Crimson Biomedical Fund, L.P.	212,431	1.8	47,477	142,431	70,000	*
Davin Capital, L.P.	178,041	1.5	59,347	178,041	—	—
DeAM Health Sciences Fund I, LTD	75,000	*	25,000	75,000	—	—
Easton Hunt Capital Partners, L.P.	890,205	7.5	296,735	890,205	—	—
Roger D. Elsas C/F Chauncey D. Elsas UND NJ UNIF GTMA	3,000	*	1,000	3,000	—	—
Patricia S. Elsas	9,000	*	3,000	9,000	—	—
Roger D. Elsas	10,000	*	4,000	10,000	—	—
Burton I. Epstein	8,901	*	2,967	8,901	—	—
Kenneth Epstein	2,700	*	900	2,700	—	—
S. Jerome Epstein	17,802	*	5,934	17,802	—	—
Fahnestock & Co. Inc.	171,554	1.5	171,554	171,554	—	—
Fahnestock & Co., Inc. Custodian FBO Dr. Edward R. Falkner IRA	17,802	*	5,934	17,802	—	—
David Gerstenhaber	44,508	*	14,836	44,508	—	—
Dennis A. Gleicher	5,340	*	1,780	5,340	—	—
Morton E. Goulder Revocable Trust	17,802	*	5,934	17,802	—	—
Richard Grobman	8,901	*	2,967	8,901	—	—
M. Kingdon Offshore, NV	544,176	4.6	181,392	544,176	—	—

Hartzmark Investment Co. LLC Dolores Hartzmark	17,802	*	5,934	17,802	—	—
Jennifer Hoben-Williams	14,250	*	4,750	14,250	—	—
Hull Capital Corp. P.S. FBO J. Mitchell Hull	17,802	*	5,934	17,802	—	—
J.M. Hull Associates, L.P.	35,607	*	11,869	35,607	—	—
Jo-Bar Enterprises, L.L.C.	17,802	*	5,934	17,802	—	—
Larry Kadis	17,802	*	5,934	17,802	—	—
Kingdon Associates	157,986	1.4	52,662	157,986	—	—
Muriel Kogod	17,802	*	5,934	17,802	—	—
Leaf Investment Partners, LP	391,689	3.4	130,563	391,689	—	—
Albert G. Lowenthal	26,706	*	8,902	26,706	—	—
Daryl Lowenthal	8,901	*	2,967	8,901	—	—
Robert Lowenthal	8,901	*	2,967	8,901	—	—
Lachlan W. McLean	9,000	*	3,000	9,000	—	—
Cherie Mintz	8,901	*	2,967	8,901	—	—
Robert M. Neuhoff	17,802	*	5,934	17,802	—	—
NME Investments Limited	17,802	*	5,934	17,802	—	—
OrbiMed Associates LLC	45,901	*	10,538	10,188	35,713	*
Fahnestock & Co., Inc. Custodian FBO Joseph C. Pignotti IRA	17,802	*	5,934	17,802	—	—
ProMed Partners, L.P.	94,500	*	31,500	94,500	—	—
ProMed Partners II, L.P.	9,000	*	3,000	9,000	—	—
Lisa Pruzan	8,901	*	2,967	8,901	—	—
PW Juniper Crossover Fund, L.L.C.	212,526	1.8	70,842	212,526	—	—
Mark A. Radzik	12,462	*	4,154	12,462	—	—
Kenneth M. Reichle, Jr.	8,901	*	2,967	8,901	—	—
Francine W. Rodin	17,802	*	5,934	17,802	—	—
Victor J. Scaravilli	17,802	*	5,934	17,802	—	—
Mark Schwartz	17,802	*	5,934	17,802	—	—
Eric J. Shames	17,802	*	5,934	17,802	—	—
Special Situations Private Equity Fund, L.P.	360,000	3.1	120,000	360,000	—	—
William A. Stewart III	17,802	*	5,934	17,802	—	—
Howard J. Synenberg	17,802	*	5,934	17,802	—	—
Josh Werber	8,901	*	2,967	8,901	—	—
Henry Williams	10,163	*	10,163	10,163	—	—
Kathleen Wilson	3,450	*	1,550	3,450	—	—
Yale University	142,431	1.2	47,477	142,431	—	—
Neal Zung	13,265	*	7,331	13,265	—	—

*
Less than one percent

1
Includes shares issuable upon exercise of warrants.

2
Based upon 11,526,835 shares of common stock outstanding on July 27, 2001. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of DepoMed's outstanding shares of common stock.

3
Assumes only shares offered hereby are sold, and that the selling shareholders do not sell any other shares that they currently hold.

PLAN OF DISTRIBUTION

    We will receive no proceeds from this offering, with the exception of proceeds received upon cash exercise of the warrants to purchase common stock underlying some of the shares offered by the selling shareholders. The shares offered hereby may be sold by the selling shareholders from time to time in transactions in the over-the-counter market, on the American Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may under certain circumstances be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions received by them and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. The selling shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under 1933 Act.

    Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if it acts as agent for the purchase of such shares, from such purchaser). Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares. Brokers-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the American Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

    Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

    The selling shareholders will pay all commissions and other expenses associated with the sale of shares by them. The shares offered hereby are being registered pursuant to contractual obligations of DepoMed, and DepoMed has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling shareholders. DepoMed has not made any underwriting arrangements with respect to the sale of shares offered hereby.

LEGAL MATTERS

    The legality of the issuance of the securities being offered hereby is being passed upon us by Heller Ehrman White & McAuliffe LLP, La Jolla, California. Julian N. Stern, the sole shareholder of a professional corporation which is a partner of Heller Ehrman, is a director and Secretary of DepoMed. Mr. Stern beneficially owns 83,333 shares of our common stock.

EXPERTS

    The financial statements of DepoMed, Inc. appearing in DepoMed, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents previously filed by DepoMed with the SEC pursuant to the 1934 Act are hereby incorporated by reference in this prospectus and made a part hereof:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2000;

  2.
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

  3.
  The description of our common stock contained in our registration statement on Form 8-A filed on October 27, 1997 under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

    All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

    Upon written or oral request, DepoMed will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: DepoMed, Inc., 1360 O'Brien Drive, Menlo Park, California 94025, Attention: John F. Hamilton, Chief Financial Officer, telephone: (650) 462-5900.

    DepoMed is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by DepoMed may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's following Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Reports, proxy and information statements and other information filed electronically by DepoMed with the SEC are available at the SEC's world wide web site at http://www.sec.gov.

    DepoMed has authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee	$6,317
Accounting Fees	9,000
Legal Fees and Disbursements	20,000
Printing and Engraving	4,000
Miscellaneous	683

Total:	$40,000

Item 15. Indemnification of Officers and Directors.

    Pursuant to Section 204(a) and 317 of the California Corporations Code, as amended, the Registrant has included in its articles of incorporation and bylaws provisions regarding the indemnification of officers and directors of the Registrant. Article IV of Registrant's Amended and Restated Articles of Incorporation provides as follows:

    "The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, for breach of duty to this corporation and its shareholder in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expense to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended."

    Section 29 of the Registrant's bylaws, as amended, provides as follows:

    "29. Indemnification of Directors and Officers.

      (a) Indemnification. To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgment, fines, settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans). To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this bylaw in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this bylaw, California law is amended in a manner which permits the corporation

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  to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this bylaw to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this bylaw are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

      (b) Procedure. Upon written request to the Board of Directors by a person seeking indemnification under this bylaw, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

      (c) Definitions. The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorney's fees and any expenses of establishing a right to indemnification." The Registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions."

Item 16. Exhibits.

    The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit Number	Description of Exhibit
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
10.1	Form of Subscription Agreement
10.2	Supplement to Form of Subscription Agreement
10.3	Form of Warrant (filed as part of Exhibit 10.1)
23.1	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (included on page II-4)

Item 17. Undertakings.

    A.  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

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          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

    D. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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SIGNATURES

    Pursuant to the requirements of the 1933 Act, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Menlo Park, California, on August 3, 2001.

DEPOMED, INC.
By	/s/ John W. Fara, Ph.D. John W. Fara, Ph.D. Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Fara, Ph.D. and John F. Hamilton, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the 1933 Act, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John W. Fara, Ph.D. John W. Fara, Ph.D.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 3, 2001
/s/ John N. Shell John N. Shell	Vice President, Operations and Director	August 3, 2001
/s/ John F. Hamilton John F. Hamilton	Vice President, Finance and Chief Financial Officer (Principal Accounting and Financial Officer)	August 3, 2001
/s/ G. Steven Burrill G. Steven Burrill	Director	August 3, 2001
/s/ John W. Shell, Ph.D. John W. Shell, Ph.D.	Director	August 3, 2001
Julian N. Stern	Director
/s/ W. Leigh Thompson, M.D., Ph.D. W. Leigh Thompson, M.D., Ph.D.	Director	August 3, 2001

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DEPOMED, INC.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
10.1	Form of Subscription Agreement
10.2	Supplement to Form of Subscription Agreement
10.3	Form of Warrant (filed as part of Exhibit 10.1)
23.1	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (included on page II-4)

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QuickLinks

ABOUT THE COMPANY
  Our Company
  Our Products
RISK FACTORS
  We are at an early stage of development and we expect operating losses in the future
  We may not be able to develop a successful product
  Our quarterly operating results may fluctuate
  Most of our revenue is derived from our relationship with Elan and our strategy is dependent upon entering into additional collaborative relationships
  Disputes may arise from collaborative arrangements
  We may not be able to compete successfully in the pharmaceutical product and drug delivery system industries
  Failure to obtain regulatory approval could harm our business
  We will depend on third parties for manufacturing, marketing and sales of products using the DepoMed Systems
  We may be unable to protect our intellectual property and we may be liable for infringing the intellectual property of others
  Our advisors have relationships with other entities
  Reform of the healthcare industry may affect our business and the availability of healthcare reimbursement
  We could become subject to product liability litigation
  We will need additional capital to support our operations, which may be unavailable or costly
  We are reliant on a continuous power supply to conduct business, and we are subject to disruption of operations and increase of expense from California's current energy crisis
  Business interruptions could harm our business
  We may not be able to attract and retain key employees
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Officers and Directors.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
DEPOMED, INC. EXHIBIT INDEX